UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
November 20, 2007

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Mariners Island Blvd., Ste. 300, San Mateo, California	94404
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 524-0500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 20, 2007, Wade Fenn informed the Board of Directors of Wherify Wireless, Inc. that he would not stand for re-election at the next Wherify Annual Meeting. Mr. Fenn’s decision to not stand for re-election was not the result of a disagreement with Wherify on any matter relating to Wherify’s operations, policies, or practices. Mr. Fenn believes he will play a better role in business development, helping to connect Wherify with various services looking to integrate location based technologies with GPS capability.

Effective November 21, 2007, Wherify and Timothy Neher, Chairman of the Board, entered into a Separation Agreement and Mutual Release. Pursuant to the agreement, Mr. Neher resigned his employment and ceased to hold any office or title at Wherify.

Pursuant to the agreement, Mr. Neher is entitled to continuation pay in the amount of $282,000, such amount to be paid in 26 bi-weekly payments ending on November 14, 2008. In the event Wherify has more than $2,500,000 in its accounts, Mr. Neher will receive any then-remaining payments on an accelerated basis. In addition, the agreement provides that Mr. Neher shall have 90 days after the date of the last payment to Mr. Neher under the agreement to exercise all of his outstanding stock options. Pursuant to the agreements Mr. Neher acknowledges that he is entitled to no additional severance or separation benefits other than as expressly provided for in the agreement.

The Separation Agreement and Mutual Release is filed as Exhibit 10.1 to this report, and the description of the material terms of the agreement is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Separation Agreement and Mutual Release entered into between Wherify Wireless, Inc. and Timothy Neher, dated November 21, 2007

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: November 28, 2007	By:	/s/ Edna Carter
Name: Edna Carter
Title: Chief Accounting Officer, Controller

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement and Mutual Release entered into between Wherify Wireless, Inc. and Timothy Neher, dated November 21, 2007